Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-125990, 333-128841, 333-130946, 333-136906, 333-136907) pertaining to the ev3 Incentive Stock Plans and Employee Stock Purchase Plan of ev3 Inc. of our reports dated March 8, 2007, with respect to the consolidated financial statements and schedule of ev3 Inc., ev3 Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ev3 Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 8, 2007